Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:27AM 03/27/2012
FILED 08:23AM 03/27/2012
SRV 120357000 - 3698337 FILE

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SIENTRA, INC.

Sientra, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

(a)                               The name of the Company is Sientra, Inc.  The original Certificate of Incorporation was initially filed with the Secretary of State of Delaware on August 29, 2003 under the name Juliet Medical, Inc.; an Amended and Restated Certificate of Incorporation was filed on December 29, 2006 under the name Juliet Medical, Inc.; an Amended and Restated Certificate of Incorporation was filed on April 4, 2007 under the name Juliet Medical, Inc.; a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Juliet Medical, Inc. was filed on April 10, 2007 to change the name of Company to Sientra, Inc.; a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Sientra, Inc. was filed on April 2, 2009; and, a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Sientra, Inc. was filed on September 28, 2010 (collectively, the Previous Amended Certificate of Incorporation”).

(b)                              This Fourth Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), which restates and amends the Previous Amended Certificate of Incorporation, was duly adopted in accordance with the provisions of Section 242 and 245 of the DGCL, and was approved by written consent of the stockholders of the Company pursuant to Section 228(d) of the DGCL.  Prompt notice of such action will be given to stockholders who did not consent in writing.

The text of the Previous Amended Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST:  The name of the corporation is Sientra, Inc. (the “Company”).

SECOND:  The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400, in the City of Wilmington, County of New Castle, 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The purposes of the Company are to engage in any lawful act or activity or carry on any business for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) or any successor statute.

FOURTH:

A.                                The total number of shares of all classes of stock which the Company shall have authority to issue is 54,584,907 consisting of:

(i)                                  29,991,820 shares of Common Stock, par value $0.01 per share (the “Common Stock”); and

(ii)                              24,593,087 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), of which (a) 1,000,000 shares have been designated Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), (b) 11,409,397 shares have been designated Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) and (c) 12,183,690 shares have been designated Series C Preferred Stock, par value $0.01 per share.

The relative powers, designations, preferences, special rights, privileges, restrictions and other matters relating to such Common Stock and Preferred Stock are as set forth in this Article IV.

B.                                 Common Stock.

1.                                    General.  The voting, dividend and liquidation and other rights of the holders of the Common Stock are expressly made subject to and qualified by the rights of the holders of Preferred Stock.

2.                                    Voting Rights.  The holders of record of Common Stock are entitled to one vote per share, and except as required by law or as otherwise expressly provided for in this Certificate of Incorporation, holders of Common Stock shall vote together with the holders of Preferred Stock as a single class on an as-converted to Common Stock basis and not as separate classes.  Subject to any additional requirement set forth in Section C(6) of Article IV, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock outstanding) by the separate affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.  No class vote of the holders of the outstanding Common Stock shall be required to approve any amendment to this Certificate of Incorporation for such increase or decrease, such right to a class vote being hereby affirmatively waived in accordance with Section 242(b)(2) of the DGCL.

3.                                    Dividends.  Dividends may be declared and paid on the Common Stock, from funds lawfully available therefor if, as and when determined by the Board of Directors in their sole discretion, subject to provisions of law, any provision of this Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder.

4.                                    Liquidation.  Upon the dissolution or liquidation of the Company, whether voluntary or involuntary, holders of Common Stock will be entitled to receive, all assets of the Company available for distribution to its stockholders, subject to any preferential rights of any series of Preferred Stock then outstanding.

C.                                 Preferred Stock.

All references to a section in this Section C of Article IV shall refer to the applicable section of this Section C of Article IV.  The following terms used herein shall have the following definitions:

“Conversion Price” shall mean initially, with respect to each share of the Series A Preferred Stock, $1.00, with respect to each share of the Series B Preferred Stock, $7.45 and, with respect to each share of the Series C Preferred Stock, $5.335, provided, that such Conversion Price is subject to adjustment from time to time as set forth herein.

“Conversion Rate” shall have the meaning set forth in Section 4(a).

“Corporate Reorganization” shall mean any (i) merger, consolidation or reorganization or other similar transaction or series of related transactions other than a merger, consolidation or reorganization or other similar transaction or series of related transactions in which the stockholders of the Company immediately prior to such merger, consolidation or reorganization or other similar transaction or series of related transactions continue to hold at least 51% of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger, consolidation or reorganization or other similar transaction or series of related transactions (but excluding from any of the foregoing any merger effected solely for the purpose of reincorporating in another state or any transaction or series of transactions entered into principally for bona fide equity financing purposes in which the Company issues new securities primarily for cash, the cancellation or conversion of indebtedness of the Company, or the combination thereof for the purpose of financing the operations and business of the Company); (ii) sale, exchange, conveyance, lease, exclusive license, transfer or other disposition of all or substantially all of the assets of the Company or assets of one or more direct or indirect subsidiaries of the Company constituting all or substantially all of the assets of the Company (determined on a consolidated basis with all of the Company’s direct and indirect subsidiaries), other than to a wholly-owned subsidiary of the Company, in a single transaction or series of related transactions; or (iii) sale, exchange or transfer of shares of capital stock of the Company, in a single transaction or series of related transactions, representing at least 50% of the voting power of the voting securities of the Company (but excluding a Qualified IPO).

“Independent Director” shall mean a person who is a member of the Board of Directors of the Company and who is not an officer, employee or stockholder of the Company or an affiliate of an officer, employee or stockholder of the Company.

“Investor Majority” shall mean the affirmative vote by written consent of the holders of at least 65% of all outstanding shares of Preferred Stock on an as-converted basis (assuming conversion of all such Preferred Stock into Common Stock pursuant to Section 4).

“Liquidation Preference” means (i) $1.00 for each share of Series A Preferred Stock plus any accrued or declared but unpaid dividends on such share, (ii) $7.45 for each share of Series B Preferred Stock plus any accrued or declared but unpaid dividends on such share, and (iii) $5.335 for each share of Series C Preferred Stock plus any accrued or declared but unpaid dividends on such share (each of (i), (ii) and (iii) subject to adjustment for Recapitalizations).

“Original Issue Date” shall mean the date on which the Series C Preferred Stock was first issued by the Company pursuant to the Series C SPA.

“Purchase Price” shall mean (i) $1.00 for each share of Series A Preferred Stock, (ii) $7.45 for each share of Series B Preferred Stock, and (iii) $5.335 for each share of Series C Preferred Stock (each of (i), (ii) and (iii) subject to adjustment for Recapitalizations).

“Qualified Board Approval” shall mean resolutions duly approved by (i) at least majority of the Board of Directors and (ii) at least a majority of the Preferred Directors.

“Qualified IPO” shall mean a firm commitment underwritten public offering of shares of the Company’s Common Stock at a price per share to the public of at least 200% of the Series C Purchase Price resulting in aggregate gross proceeds to the Company of not less than $35,000,000.

“Recapitalization” shall mean any stock dividend, stock split, reverse stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

“Series C SPA” shall mean that certain Series C Preferred Stock Purchase Agreement, dated as of October 21, 2011, by and among the Company and the Purchasers identified on Attachment 1 thereto, as the same may be amended from time to time in accordance with its terms.

“Super Investor Majority” shall mean the affirmative vote by written consent of the holders of at least 65% of all then outstanding shares of Preferred Stock of the Company on an as-converted basis (assuming conversion of all such Preferred Stock into Common Stock pursuant to Section 4), including the consent of all stockholders that hold in excess of 19% of the then outstanding shares of preferred stock of the Company.

1.                                    Dividends.

(a)                               The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company unless the holders of the Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series C Preferred Stock in an amount equal to 8% of the Series C Purchase Price per share per year (prorated for the number of days elapsed) from and after the Original Issue Date (to the extent not previously paid).  The foregoing dividend shall not be cumulative.

(b)                              Upon the payment or setting aside of the preferential dividend pursuant to Section 1(a), the Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company unless the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount equal to 8% of the Series B Purchase Price per share of Series B Preferred Stock per year (prorated for the number of days elapsed) from and after the Original Issue Date (to the extent not previously paid).  The foregoing dividend shall not be cumulative.

(c)                               Upon the payment or setting aside of the preferential dividends pursuant to Section 1(a) and Section 1(b), the Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company unless the holders of the

Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount equal to 8% of the Series A Purchase Price per share per year (prorated for the number of days elapsed) from and after the Original Issue Date (to the extent not previously paid).  The foregoing dividend shall not be cumulative.

(d)                             After the payment or setting aside for payment to the holders of the Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock of the full amounts specified in Section 1(a), Section 1(b) and Section 1(c) above, for all past dividend periods, if applicable, and the then current dividend period, if the Board of Directors shall elect to declare additional dividends out of funds legally available therefor for the dividend in question, such additional dividends shall be declared solely on the Common Stock and shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each such holder.  However, no dividends shall be paid or made on any Common Stock unless and until all dividends are paid to the holders of Preferred Stock in accordance with the priorities set forth in Sections 1(a), 1(b) and 1(c) above.

(e)                               Dividends are to be paid only upon the determination by the Company’s Board of Directors to pay such dividends, subject to and in accordance with the terms of this Certificate of Incorporation.  Dividends shall be paid only to the extent assets are legally available therefor, and any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor.

(f)                                Notwithstanding anything otherwise provided in the Previous Amended Certificate of Incorporation, any and all dividend rights (whether or not earned, declared or accrued) of the holders of the Series B Preferred Stock and Series A Preferred Stock (pursuant to Section C(1) of Article IV of the Previous Amended Certificate of Incorporation) prior to the Original Issue Date are hereby irrevocably waived and canceled by the holders of the Series B Preferred Stock and Series A Preferred Stock and extinguished, effective upon the closing of the transactions contemplated by the Series C SPA.

2.                                    Liquidation, Dissolution or Winding-Up; Certain Mergers, Consolidations and Asset Sales.

(a)                               In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company or any Corporate Reorganization (collectively, each a “Liquidation Event”), the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of any other capital stock of the Company by reason of their ownership of such stock, an amount per share for each share of Series C Preferred Stock held by them equal to the Series C Liquidation Preference.  If the funds of the Company legally available for payment of the Series C Liquidation Preference are insufficient to effect full payment of the Series C Liquidation Preference, then the aggregate Series C Liquidation Preference payable on all shares of Series C Preferred Stock shall be distributed pro rata to the holders of the Series C Preferred Stock in proportion to the number of shares of Series C Preferred Stock held by them.

(b)                              After the payment or setting aside for payment to the holders of the Series C Preferred Stock of the full amounts specified in Section 2(a) above, in the event of any Liquidation Event, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of any other capital stock of the Company by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock held by them equal to the Series B Liquidation Preference.  If the funds of the Company legally available for payment of the Series B Liquidation Preference are insufficient to effect full payment of the Series B Liquidation Preference, then the aggregate Series B Liquidation Preference payable on all shares of Series B Preferred Stock shall be distributed pro rata to the holders of the Series B Preferred Stock in proportion to the number of shares of Series B Preferred Stock held by them.

(c)                               After the payment or setting aside for payment to the holders of the Series C Preferred Stock and Series B Preferred Stock of the full amounts specified in Section 2(a) and Section 2(b) above, in the event of any Liquidation Event, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of any other capital stock of the Company by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to the Series A Liquidation Preference.  If the funds of the Company legally available for payment of the Series A Liquidation Preference are insufficient to effect full payment of the Series A Liquidation Preference, then the aggregate Series A Liquidation Preference payable on all shares of Series A Preferred Stock shall be distributed pro rata to the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock held by them.

(d)                             After the payment or setting aside for payment to the holders of the Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock of the full amounts specified in Section 2(a), Section 2(b) and Section 2(c) above, the remaining assets of the Company available for distribution to stockholders shall be distributed solely among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each such holder.

(e)                               Any securities to be delivered pursuant to this Section 2 shall be valued as follows:

(i)                                  securities not subject to investment letter or other similar restrictions on free marketability:

(A)                          if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing of the distribution;

(B)                           if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30- day period ending three (3) days prior to the closing of the distribution; and

(C)                           if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Company and the Investor Majority.

(ii)                              The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Section 2(e) to reflect the approximate fair market value thereof, as mutually determined by the Company and the Investor Majority.

(f)                                This Section 2(f) shall only apply to Contingent Liquidation Events (as defined below).  A “Contingent Liquidation Event” is any Liquidation Event in which all of the following conditions occur: (x) a portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies; (y) a portion of such consideration is not placed in escrow and not subject to any contingencies (the “Initial Consideration”); and (z) the aggregate amount of the Initial Consideration is less than or equal to an amount equal to the sum of (1) the total aggregate preference then outstanding for all Preferred Stock (the “Total Preference”) and (2) the Common Matching Amount (as defined below).  In the event of a Contingent Liquidation Event, then:

(i)                                  The Initial Consideration shall be allocated among the holders of Preferred Stock in accordance with Sections 2(a)-(c) and (e) as if the Initial Consideration were the only consideration payable in connection with the Contingent Liquidation Event.  Upon the allocation and payment of the Initial Consideration pursuant to the terms of this Section, the Preferred Stock shall no longer be convertible into Common Stock.

(ii)                              Following the payment of Initial Consideration, each and every time that any or all additional consideration becomes payable to the stockholders of the Company, the stockholders shall be paid out of the available funds as follows, (each such payment a “Subsequent Distribution”):

(A)                          Unless and until the payment or setting aside for payment of the Total Preference to the holders of Preferred Stock, each Subsequent Distribution shall be allocated to holders of Preferred Stock in accordance with Sections 2(a)-(c) and (e) as if the Initial Consideration, any previously paid Subsequent Distribution and any currently payable Subsequent Distribution were the only consideration payable in connection with such Contingent Liquidation Event.  Each Subsequent Distribution and the Initial Consideration payable to the holders of Preferred Stock pursuant to this Section (2)(f)(ii)(A) a “Preferred Distribution”. At any point in time at which the total amount of Preferred Distribution equals (or would exceed but for the operation of this Section (2)(f)(ii)(A)) the Total Preference then a final Preferred Distribution shall be made in appropriate amounts so that all holders of Preferred Stock shall have received, per Sections 2(a)-(c) and (e), in total, exactly (and not more than) one hundred percent of the value of the respective preferences payable in respect of the Preferred Stock.

(B)                           After the payment or setting aside for payment to the holders of Preferred Stock of the final Preferred Distribution as set forth in Section (2)(f)(ii)(A), then each Subsequent Distribution shall be paid solely to the holders of the Common Stock in accordance with Sections 2(d) and (e).  Each such payment pursuant to this Section (2)(f)(ii)(B) is a “Common Distribution”.  At any point in time at which the total amount of Common Distributions equals, or would exceed but for the operation of this Section (2)(f)(ii)(B), the Common Matching Amount (as defined below) then a final Common Distribution shall be made in appropriate amounts so that all holders of Common Stock shall have received, per Section 2(d)

and (e), in total, exactly (and not more than) one hundred percent of their pro rata share (of Common Distributions based on the number of shares of Common Stock outstanding and without giving effect to any conversion of Preferred Stock) of the Common Matching Amount (as defined below).  The “Common Matching Amount” is equal to the Total Preference multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding and the denominator of which is the number of shares of Preferred Stock outstanding (in each case, as outstanding at the effective time of the Contingent Liquidation Event).

(C)                           After the payment or setting aside for payment to the holders of the Preferred Stock and the Common Stock the full amounts specified in Sections (2)(f)(i), (2)(f)(ii)(A) and (2)(f)(ii)(B) above, all Subsequent Distributions shall be made to the holders of all classes of the Company’s stock, pro rata, on an as if converted-to-common stock basis after giving effect to the conversion adjustments specified in Sections 4(b)-(d).

(g)                              After taking into account the payment or setting aside for payment to the holders of Preferred Stock, the amounts specified in Sections 2(f)(i) and 2(f)(ii) above, the amount a holder of Preferred Stock shall be entitled to receive with respect to a Liquidation Event shall be and shall not exceed the greater of (i) such holder’s Liquidation Preference or (ii) the amount such holder would have received if such holder’s Preferred Stock was deemed to have converted to Common Stock immediately prior to such Liquidation Event.

3.                                    Voting.

(a)                               General Voting Rights.  Each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 4 as of the record date for such stockholder vote, at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration.  Except as required by law or as otherwise expressly provided for in this Certificate of Incorporation, holders of Preferred Stock and of any other outstanding series of stock shall vote together with the holders of Common Stock as a single class on an as-converted to Common Stock basis and not as separate classes.  Except as required by law or as otherwise expressly provided for in this Certificate of Incorporation there shall be no series voting.

(b)                              Voting for the Election of Directors.  The Board of Directors shall consist of six members.  As long as at least 500,000 shares of Preferred Stock remain outstanding, the holders of outstanding shares of Preferred Stock, voting together as a separate class, shall be entitled to elect three directors of the Company (the “Preferred Directors”).  The holders of outstanding shares of Common Stock shall be entitled to elect one director of the Company at each annual election of directors.  The holders of outstanding shares of Preferred Stock and Common Stock, voting together on an as converted basis, shall be entitled to elect the remaining members of the Board of Directors of the Company, two of whom must be Independent Directors.  In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 3(b), the remaining directors so elected by that class or series may (or, if there are no such directors remaining, the holders of a majority of the shares of that class or series may by affirmative vote) elect a successor to hold office for the unexpired term of the director whose place shall be vacant.  Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to unanimous written consent.

4.                                    Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                               Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and on or prior to the consummation of a Corporate Reorganization, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Purchase Price applicable to such share of Preferred Stock by the Conversion Price applicable to such share of Preferred Stock at the time of conversion (such quotient referred to as the “Conversion Rate”).  Such Conversion Price and Conversion Rate shall be subject to adjustment as provided below.

(b)                              Fractional Shares.  When calculating the number of shares of Common Stock into which shares of Preferred Stock shall be converted, the Company shall calculate to the nearest whole share of Common Stock for each holder after aggregating the total number of shares of Preferred Stock being converted at any one time by any holder thereof (rather than on a per share or per series basis), rounding down for any fractional shares of Common Stock into which the shares of Preferred Stock would otherwise convert.  In lieu of any fractional shares to which the holder would otherwise be entitled the Company shall pay the holder an amount in cash equal to such fraction multiplied by the fair market value of a share of Common Stock at the time of such conversion, as determined in good faith by the Board of Directors of the Company.

(c)                               Mechanics of Conversion.

(i)                                  In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) at the office of the transfer agent for the Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing.  The date of receipt of such certificates (or lost certificate affidavit and agreement) and notice by the transfer agent (or by the Company if the Company serves as its own transfer agent) shall be the conversion date (the “Conversion Date”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Preferred Stock or to his or its nominees, (A) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, (B) cash, as provided in Section 4(b ), in lieu of any fractions of a share of Common Stock issuable upon such conversion, (C) all declared or accrued but unpaid dividends on the shares of Preferred Stock converted and (D) a certificate or certificates for the number of shares of Preferred Stock representing the remainder of shares of Preferred Stock not converted, to the extent that such shares of Preferred Stock were tendered to the Company.

(ii)                              The Company shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.  Before taking any action that would cause an adjustment reducing the applicable Conversion Price below the then existing Conversion Price, the Company will take any corporate action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(iii)                          Upon any conversion, no adjustment to the Conversion Price shall be made for any accrued or declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(iv)                          All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 4(b) and to receive payment of any dividend accrued or declared but unpaid thereon (which dividend may, at the Company’s election, be paid in cash, shares of Common Stock or a combination thereof).  Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Company (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of the applicable Preferred Stock accordingly.

(v)                              The Company shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(d)                             Adjustments to Conversion Price for Diluting Issues:

(i)                                  Special Definitions.  For purposes of this Section 4(d), the following definitions shall apply:

(A)                          “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock, or Convertible Securities (other than as provided in Sections 4(d)(i)(C)(IV) and (V)).

(B)                           “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities, other than Options, directly or indirectly convertible into or exchangeable for Common Stock.

(C)                           “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Company after the Original Issue Date, other than:

(I)                                shares of Common Stock issued or issuable as a dividend or other distribution on Preferred Stock;

(II)                          shares of Common Stock issued or issuable by reason of a dividend, stock split, split up or other distribution on shares of Common Stock that is covered by Section 4(e), 4(f), 4(g) and 4(h);

(III)                    shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock issued and outstanding as of the closing of the transactions contemplated by the Series C SPA;

(IV)                    shares of Common Stock or Options or restricted stock awards or other rights therefor issued to employees, officers, directors, consultants, contractors, or advisors of the Company pursuant to any compensatory or incentive plan or arrangement adopted, approved or ratified by a Qualified Board Approval;

(V)                          shares of Common Stock issuable directly or pursuant to the exercise of Options or other rights granted in connection with any loan, equipment lease, technology license, vendor or purveyor or customer relationship or similar non-equity financing transaction approved by the Board of Directors;

(VI)                    shares of Common Stock issued to the public in a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended;

(VII)              shares of Common Stock issued pursuant to the acquisition by the Company of another corporation or entity by consolidation, corporate reorganizations, or merger, or purchase of all or substantially all of the assets of such corporation or entity as approved by a Qualified Board Approval;

(VIII)        up to 12,183,690 shares of Series C Preferred Stock or any Common Stock issued upon conversion of such shares of Series C Preferred Stock issued pursuant to the Series C SPA; and

(IX)                    any securities issued or issuable upon conversion, exercise or exchange of any other securities that are also covered by Section 4(d)(i)(C)(I)-(VIII).

(ii)                              No Adjustment of Conversion Price.  No adjustment in the number of shares of Common Stock into which the Series C Preferred Stock is convertible shall be made (a) unless the consideration per share (determined pursuant to Section 4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares, or (b) if prior to or subsequent to such issuance, the Company receives written notice from the holders of at least 51% of the shares of Series C Preferred Stock then outstanding, voting separately as a single class, agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.  No adjustment in the number of shares of Common Stock into which the Series B Preferred Stock is convertible shall be made (a) unless the consideration per share (determined pursuant to Section 4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares, or (b) if prior to or subsequent to such issuance, the Company receives written notice from the holders of at least 51% of the shares of Series B Preferred Stock then outstanding, voting separately as a single class, agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.  No adjustment in the number of shares of Common Stock into which the Series A Preferred Stock is convertible shall be made (a) unless the consideration per share (determined pursuant to Section 4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares, or (b) if prior to or subsequent to such issuance, the Company receives written notice from the holders of at least 51% of the shares of Series A Preferred Stock then outstanding, voting separately as a single class, agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

(iii)                          Issue of Securities Deemed Issue of Additional Shares of Common Stock.

(A)                          If the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or

Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by Section 4(d)(i) above) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument ·relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability, but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, issuable upon the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(v)) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(B)                           No further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(C)                           If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to a Conversion Price pursuant to the terms of Section 4(d)(iv) below, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Options or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, such Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause (C) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) such Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(D)                          If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive shares of Common Stock which are specifically excepted from the definition of Additional Shares of Common Stock by Section 4(d)(i)(C) above), the issuance of which did not result in an adjustment to a Conversion Price pursuant to the terms of Section 4(d)(iv) below (either because the consideration per share (determined pursuant to Section 4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(E)                            Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the applicable Conversion Price pursuant to the terms of Section 4(d)(iv), the applicable Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(F)                             If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the applicable Conversion Price provided for in this Section 4(d)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (C) and (D) of this Section 4(d)(iii)).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the applicable Conversion Price that would result under the terms of this Section 4(d)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iv)                          Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Company shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii), but excluding shares issued as a stock split or combination as provided in Section 4(e) or upon a dividend or distribution as provided in Section

4(f)), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue, then such Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, shall be adjusted, concurrently with such issue, to a value (calculated to the nearest whole cent) determined as follows:

(P1 x Q1) + (P2 x Q2)

(Q1 + Q2)

where:

P1 =                  the Conversion Price in effect immediately prior to such issuance of Additional Shares of Common Stock;

Q1 =               the aggregate number of shares of Common Stock outstanding immediately prior to such issuance of Additional Shares of Common Stock;

P2 =      the average price per share received by the Company for the Additional Shares of Common Stock; and

Q2 =               the number of Additional Shares of Common Stock;

provided, that, for the purpose of this Section 4(d)(iv), (A) all shares of Common Stock issuable upon conversion of Preferred Stock outstanding immediately prior to such issuance of Additional Shares shall be deemed to be outstanding and (B) the maximum Conversion Rate based on the determination of adjusted Conversion Price pursuant to this Section 4(d)(iv) shall not be more than two (2) shares of Common Stock for each share of the applicable Preferred Stock (subject to appropriate adjustment for Recapitalizations).

(v)                              Determination of Consideration.  For purposes of this Section 4(d), the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)                          Property other than Cash: In the event that Additional Shares of Common Stock are issued for consideration that does not consist solely of cash, such consideration shall be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(B)                           Options and Convertible Securities.  The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(x)                              the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y)                              the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi)                          Multiple Closing Dates.  In the event the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the applicable Conversion Price pursuant to Section 4(d)(iv), and such issuance dates occur within a period of no more than 120 days, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any adjustments as a result of any such subsequent issuances within such period).

(vii)                      No Adjustment.  For avoidance of doubt, the holders of the Series B Preferred Stock and Series A Preferred Stock shall not be entitled to adjustments to their respective Conversion Price for the issuance of up to 12,183,690 shares of Series C Preferred Stock, effective upon the closing of the transactions contemplated by the Series C SPA.

(e)                               Adjustment for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, then in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares Common Stock, the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, then in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)                                Adjustment for Certain Dividends and Distributions.  In the event the Company at any time, or from time to time after the Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution on Common Stock payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, then in effect by a fraction:

(1)                              the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)                              the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or the Series C Preferred Stock, as applicable, shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or the Series C Preferred Stock, as applicable, shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, that no such adjustment shall be made if the holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, simultaneously receive an identical dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, had been converted into Common Stock immediately prior to such event.

(g)                              Adjustments for Other Dividends and Distributions.  In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event provision shall be made so that the holders of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable; and provided further, that no such adjustment shall be made if the holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property that they would have received if all outstanding shares of Series A Preferred Stock, Series B Preferred

Stock or Series C Preferred Stock, as applicable, had been converted into Common Stock immediately prior to such event.

(h)                              Adjustment for Merger or Reorganization, etc.  Subject to Section 2, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4(d), 4(f) or 4(g)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall thereafter be convertible in lieu of the Common Stock into a security which it was convertible prior to such event into the kind and amount of shares of capital stock or other securities or property to which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, as applicable, immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger, would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interests thereafter of the holders of the Preferred Stock to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price of each series of Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.  For the avoidance of doubt, nothing in this Section 4(h) shall be construed as preventing the holders of Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the DGCL in connection with a merger triggering an adjustment hereunder, nor shall this Section 4(h) be deemed conclusive evidence of the fair value of the shares of Preferred Stock in any such appraisal proceeding.

(i)                                  Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Company shall compute such adjustment or readjustment in accordance with the terms hereof and furnish, as promptly as reasonably practicable but in any event not later than twenty (20) days thereafter, to each holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, a certificate setting forth such adjustment or readjustment and identifying the shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock to which it applies and referencing the facts upon which such adjustment or readjustment is based.  The Company shall, upon the reasonable written request at any time of any holder of Preferred Stock furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect with respect to such holder’s shares, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of such holder’s shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock.

(j)                                  Notice of Record Date.  In the event:

(i)                            that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred

Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security or, if a record is not to be taken, that the Company declares a dividend (or any other distribution) on its Common Stock in Common Stock or other securities of the Company;

(ii)                              that the Company subdivides or combines its outstanding shares of Common Stock;

(iii)                          of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Company into or with another corporation, or of the sale of all or substantially all of the assets of the Company; or

(iv)                          of a Liquidation Event;

then, at least fifteen (15) days prior to the date on which such event is expected to become effective, or at least fifteen (15) days prior to the stockholders’ meeting called to approve such transaction, whichever is earlier, the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock, and shall cause to be mailed to the holders of the Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent a notice stating:

(A)                          the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B)                           the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Corporate Reorganization is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Corporate Reorganization, and

(C)                           the material terms and conditions of the impending transaction and the applicable provisions of this Certificate of Incorporation with respect to such transaction.  The Company shall thereafter give prompt notice of any material changes to the material terms and conditions of such transaction.

5.                                    Mandatory Conversion.

(a)                               All outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Rate, upon the earlier to occur of (i) the closing of a Qualified IPO, (ii) the consent of an Investor Majority (which may provide for a conversion upon the happening of a future event, such as consummation of an initial public offering) related to an initial public offering with a per share price greater than the Series C Purchase Price, (iii) the consent of an Investor Majority in connection with any mandatory conversion in which the current fair market value of the Company’s Common Stock exceeds the Series C Purchase Price, or (iv) upon the consent of a Super Investor Majority.  The date of a conversion pursuant to this Section is referred to herein as the “Mandatory Conversion Date.”

(b)                              All holders of record of shares of Preferred Stock shall be given written notice of the Mandatory Conversion Date, and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5.  Such notice need not be given in advance of the occurrence of a Mandatory Conversion Date.  Such notice shall be sent by first class or registered mail, hand delivery, or overnight courier to each record holder of Preferred Stock at such holder’s address last shown on the records of the transfer agent (or the records of the Company, if it serves as its own transfer agent).  Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5.  On the Mandatory Conversion Date, all rights with respect to the Preferred Stock and set forth in this Certificate of Incorporation, so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted, together with cash as provided in Section 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion as provided in Section 4(b) and payment of any accrued or declared but unpaid dividends on such Preferred Stock (which dividends may, at the Company’s election, be paid in cash, shares of Common Stock or a combination thereof).  If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his or its attorney duly authorized in writing.  As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Company shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof together with cash as provided in Section 4(b) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion and payment of any accrued or declared but unpaid dividends on such Preferred Stock (which dividends may, at the Company’s election, be paid in cash, shares of Common Stock or a combination thereof).

(c)                               All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof, shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.  The Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Preferred Stock accordingly.

6.                                    Negative Covenants.

(a)                               In addition to any other vote or consent required by this Certificate of Incorporation or by law, so long as at least twenty percent (20%) of the shares of Preferred Stock are outstanding (after giving effect to the issuance of Series C Preferred Stock pursuant to the Series C SPA, and as adjusted for any Recapitalizations), the Company shall not (either directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise), without the affirmative vote of the Investor Majority:

(i)                                  amend, alter or repeal any provision of its certificate of incorporation or by-laws;

(ii)                              issue shares of capital stock, including any Common Stock or Preferred Stock, or increase the authorized number of shares of Common Stock or Preferred Stock, except for the purposes of (a) issuing shares upon exercise of outstanding Options to purchase Common Stock; (b) issuing shares upon the conversion of shares of Preferred Stock; or (c) issuing shares in connection with a Recapitalization;

(iii)                          reduce or increase the size of the Board of Directors or change the procedures by which members of the Board of Directors are elected or appointed from the size and procedures in place as of the Original Issue Date;

(iv)                          declare and pay a dividend or redeem or repurchase any shares of the Company’s capital stock or options to purchase capital stock, other than (a) the redemption of or payment of dividends on shares of Preferred Stock, or (b) the repurchase of capital stock from employees of the Company upon a termination of employment pursuant to agreements to repurchase such capital stock, provided, that, any dividend payable pursuant to Section 1(d) shall require a Super Investor Majority;

(v)                              authorize, create or designate, or incur any obligation to issue or issue shares of, whether by reclassification or otherwise, any class or series of stock or any other equity or debt securities convertible into equity securities of the Company ranking on par with or senior to the Series C Preferred Stock, with respect to voting rights, dividends, conversion, distributions upon liquidation of the Company or redemption rights;

(vi)                          take any action to effect a Liquidation Event or reclassification or recapitalization of the Company’s outstanding capital stock that is a Corporate Reorganization;

(vii)                      other than in the ordinary course of business, sell, exchange, convey, lease, exclusively license, transfer or otherwise dispose of the assets or intellectual property of the Company, in a single transaction or series of related transactions;

(viii)                  incur indebtedness for borrowed money (including operating and capital leases but excluding CRO expenses, inventory build-up, trade debt, leases and other day-to-day operating items) in excess of $500,000 in the aggregate and including any direct or indirect guarantee of the payment or performance of the indebtedness of any other party, other than indebtedness incurred pursuant to debt facilities approved by the Board of Directors;

(ix)                          take any action that will result in taxation of holders of Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended;

(x)                              enter into any transactions, contracts, agreements or understandings with any stockholder, officer, director or Affiliate, unless approved by the Board of Directors, including a majority of disinterested directors (“Affiliate” means a specified person or entity who or that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person or entity);

(xi)                          amend, alter or change the rights, preferences, or privileges of the Preferred Stock in a manner that adversely affects the Preferred Stock; or

(xii)                      enter into an agreement or commitment with respect to any of the foregoing actions or transactions.

(b)                              In addition to any other vote or consent required by this Certificate of Incorporation or by law, so long as at least twenty percent (20%) of the number of shares of Series C Preferred Stock issued pursuant to the Series C SPA are outstanding (as adjusted for any Recapitalizations), the Company shall not, (either directly or indirectly by amendment, merger, recapitalization, consolidation or otherwise), without the affirmative vote of Abingworth LLP, OrbiMed Private Investments III, LP, OrbiMed Associates III, LP and Clarus Lifesciences I, L.P., amend, alter or change the rights, preferences, or privileges of the Series C Preferred Stock so as to adversely affect the Series C Preferred Stock, provided that the Investors so voting are then holding shares of Series C Preferred Stock, including without limitation any amendment to the definition of “Super Investor Majority” (and the terms defined therein).

FIFTH:  The Company is to have perpetual existence.

SIXTH:  For the management of the business and for the conduct of the affairs of the Company, and in further definition and not in limitation of the powers of the Company and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

A.                                The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the By-Laws of the Company as in effect from time to time, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company.  No election of directors need be by written ballot except as and to the extent provided in the By-Laws.

B.                                 After the original or other By-Laws of the Company have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the DGCL, and, after the Company has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Company may be exercised by the Board of Directors of the

Company; subject to the right of the stockholders entitled to vote thereon to alter and repeal By-Laws made by the Board of Directors.

C.  The books of the Company may be kept at such place within or without the State of Delaware as the By-Laws of the Company may provide or as may be designated from time to time by the Board of Directors of the Company.

SEVENTH:  The Company shall, to the fullest extent permitted under the law of the State of Delaware, as the same may be amended and supplemented from time to time, indemnify and advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or while a director or officer of the Company is or was (at the request of the Company) serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney’s fees and expenses), judgments, fines, penalties liabilities, and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-Laws of the Company may provide that the Company shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.  The Company, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Company or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs and legal representatives of such person.  Any person seeking indemnification under this Article 7 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.  Any repeal or modification of this Article 7 shall not adversely affect any right or protection of a director or officer of the Company with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

EIGHTH:  No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the DGCL as in effect at the time such liability or limitation thereof is determined.  No amendment, modification or repeal of this Article 8 shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal.  If the DGCL is amended after approval by the stockholders of this Article 8 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

NINTH:  Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Company under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, to be summoned in such manner as the said court directors.  If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.

TENTH: Subject to Section C(6) of Article IV, from time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Company by this Certificate of Incorporation are granted subject to the provisions of this Article X.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Hani Zeini, its President, and its corporate seal to be affixed hereto, this 27th day of March, 2012.

/s/ Hani Zeini
President

[Signature Page to Fourth Amended and Restated Certificate of Incorporation]

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:43 PM 01/10/2013
FILED 02:57 PM 01/10/2013
SRV 130035579 – 3698337 FILE

CERTIFICATE OF AMENDMENT

OF THE

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SIENTRA, INC.

a Delaware Corporation

Sientra, Inc., (the “Corporation”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:                                                The original Certificate of Incorporation was initially filed with the Secretary of State of Delaware on August 29, 2003 under the name Juliet Medical, Inc.; an Amended and Restated Certificate of Incorporation was filed on December 29, 2006 under the name Juliet Medical, Inc.; an Amended and Restated Certificate of Incorporation was filed on April 4, 2007 under the name Juliet Medical, Inc.; a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Juliet Medical, Inc. was filed on April 10, 2007 to change the name of Company to Sientra, Inc.; a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Sientra, Inc. was filed on April 2, 2009; a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Sientra, Inc. was filed on September 28, 2010; and a Fourth Amended and Restated Certificate of Incorporation of Sientra, Inc., was filed on March 27, 2012 (the “Fourth Restated Certificate”).

SECOND:                          The section A of the first paragraph of Article FOURTH of the Fourth Restated Certificate as presently in effect be, and hereby is, amended and restated to read in its entirety as follows:

“A.                         The total number of shares of all classes of stock which the Company shall have authority to issue is 54,793,087 consisting of:

(i)                                  30,200,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”); and

(ii)                              24,593,087 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), of which (a) 1,000,000 shares have been designated Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), (b) 11,409,397 shares have been designated Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) and (c) 12,183,690 shares have been designated Series C Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”).

The relative powers, designations, preferences, special rights, privileges, restrictions and other matters relating to such Common Stock and Preferred Stock are as set forth in this Article IV.”

THIRD:                                          This Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware, by approval of the Board of Directors of the Corporation and by the affirmative vote of the holders of at least a majority of the outstanding stock of the Corporation entitled to vote.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment of the Fourth Amended and Restated Certificate of Incorporation to be duly executed as of the 10th day of January, 2013.

SIENTRA, Inc.

By:	/s/ Hani Zeini
Hani Zeini
President and Chief Executive Officer

[Signature page to Certificate of Amendment to Fourth Amended and Restated Certificate of

Incorporation]